PRESS RELEASE

INNOSPEC APPOINTS MILTON C. BLACKMORE TO BOARD OF DIRECTORS

Newark, Del.- June 1, 2010 – Innospec Inc. (NASDAQ: IOSP) today announced that Milton C. “Bud” Blackmore has been appointed to the Company’s Board of Directors, effective June 1, 2010. Mr. Blackmore replaces Mr. James M. C. Puckridge, who has retired.

“I am very pleased to welcome Bud Blackmore to Innospec’s Board of Directors, “said Robert E. Bew, Innospec’s Chairman. “He has enjoyed an over 40-year career in the oil refining and gasoline industry and brings a wealth of experience to the Company. Bud is very familiar with both Innospec and the markets in which we operate and his addition will be invaluable to us.”

Mr. Blackmore, 62, retired in 2009 from Sinclair Oil Corporation, one of the largest independent oil companies in the U.S., where he was most recently Senior Vice President, marketing and Product Supply, and served on the Board of Directors. He was also Chairman of Sinclair Marketing Inc., the company’s convenience store business. Before joining Sinclair in 1995, he was with Kerr-McGee Refining Corporation for over 26 years, progressing through a variety of accounting, marketing and general management positions. Mr. Blackmore received his Bachelor of Science degree in Business Administration from Panhandle State University in Goodwell, Oklahoma in 1969.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 800 employees in 23 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and the Asia-Pacific region. Innospec’s Fuel Specialties business specializes in manufacturing and supplying the fuel additives that help improve fuel efficiency, boost engine performance and reduce harmful emissions. Innospec’s Active Chemicals business provides effective technology-based solutions for our customers’ processes or products focused in the Personal Care; Household, Industrial & Institutional; and Fragrance Ingredients markets. Innospec’s Octane Additives business is the world’s only producer of tetra ethyl lead.

Contacts:

Kate Davison Innospec Inc. +44-151-348-5825 Kate.Davison@innospecinc.com

Tom Pratt RF Binder Partners +1-212-994-7563 Tom.Pratt@RFBinder.com